Exhibit (a)(1)(D)
U.S. OFFER TO PURCHASE FOR CASH
COMMON SHARES, PAR VALUE S/ 1.00 PER SHARE,
HELD BY U.S. HOLDERS
AND
AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS FIVE COMMON SHARES,
HELD BY ALL HOLDERS, WHEREVER LOCATED,
OF
CEMENTOS PACASMAYO S.A.A.
PURSUANT TO THE U.S. OFFER TO PURCHASE DATED OCTOBER 22, 2026
BY
INVERSIONES ASPI S.A.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M.,
NEW YORK CITY TIME, ON NOVEMBER 20, 2026, UNLESS THE U.S. OFFER IS
EXTENDED.

October 22, 2026
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated October 22, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal”), corresponding to the offer by Inversiones ASPI S.A., a Peruvian sociedad anónima (“Purchaser”), a direct, majority-owned subsidiary of Holcim Ltd, a Swiss limited company (“Holcim”), to purchase your Common Shares and/or ADSs (each as defined below) for cash.
Purchaser is offering to purchase any and all outstanding common shares, par value S/ 1.00 per share (each, a “Common Share,” and collectively, the “Common Shares”) (other than Common Shares owned by Holcim and its affiliates), of Cementos Pacasmayo S.A.A., a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five Common Shares) (each, an “ADS,” and collectively, the “ADSs”), delivered by JPMorgan Chase Bank, N.A., acting as depositary (the “ADS Depositary”), pursuant to that certain Deposit Agreement, dated as of February 7, 2012, and amended on each of February 21, 2017 and December 4, 2020 among the Company, the ADS Depositary and all owners and holders from time to time of ADSs issued thereunder, through concurrent tender offers in Peru and in the United States.
Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 8.93 per Common Share and S/ 44.65 per ADS (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment” of the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying ADS Letter of Transmittal (together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”).
Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase.
We (or our nominees) are the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions.
Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS Letter of Transmittal.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 2026, UNLESS THE U.S. OFFER IS EXTENDED.
Your attention is directed to the following:
1. The U.S. Offer commenced on October 22, 2026 and will expire at 4:00 p.m., New York City time, on November 20, 2026, unless the U.S. Offer is extended (the latest time and date at which the U.S. Offer will expire, the “Expiration Date”).
2. Concurrent with the U.S. Offer, Purchaser is making an offer, in accordance with the provisions of the Consolidated Text of the Securities Market Law, which was approved by Supreme Decree No. 020-2023 (the “Peru Securities Market Law”) and the Peruvian Tender Offer Regulations issued by the SMV (SMV Resolution No. 009-2006-EF/94.10) (the “Peru Tender Offer Regulations”) (except for the provisions introduced by SMV Resolution No. 008-2026-SMV/01, which are not applicable to the Peru Offer) (the “Peru Offer,” and together with the U.S. Offer, the “Offers”), for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.
3. The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. U.S. holders of Common Shares who wish to participate in the Offers may do so by either (a) depositing, at no cost to such holders, their Common Shares with the ADS Depositary, for issuance of ADSs, which may be tendered in the U.S. Offer or (b) tendering their Common Shares in the Peru Offer. Holders of Common Shares that are not

U.S. holders may not use the Offer to Purchase and may only tender their Common Shares into the Peru Offer. A separate prospectus, for use by holders of Common Shares, wherever located, is being published concurrently in Peru, in accordance with the Peru Securities Market Law and the Peru Tender Offer Regulations.
4. Purchaser is offering to purchase any and all outstanding Common Shares, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates), in the aggregate, pursuant to the Offers, which represents approximately 49.99% of the outstanding Common Shares, including Common Shares represented by ADSs.
5. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable to such holders. A cancellation fee will not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in the Offer to Purchase.
Purchaser expects to announce the final results of the Offers within one (1) trading day after the Expiration Date, and to pay for Common Shares and ADSs accepted for payment on the second (2nd) trading day after the Expiration Date. For purposes of the Offer to Purchase, “trading day” means any day on which both the Lima Stock Exchange (Bolsa de Valores de Lima) and the New York Stock Exchange, Inc. are open for trading. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited with Computershare Trust Company, N.A., which has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”), on the second (2nd) trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs” of the Offer to Purchase).
6. The Offers are subject to the satisfaction or waiver of certain conditions as described in the section “The U.S. Offer – Conditions to the Offers” of the Offer to Purchase.
7. Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Common Shares and/or ADSs pursuant to the U.S. Offer. Purchaser may reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials relating to the Offers to their customers.
8. Under no circumstances will Purchaser pay interest on the consideration paid for Common Shares and ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment (see “The U.S. Offer – Terms of the U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs” of the Offer to Purchase).
9. Purchaser is not providing for guaranteed delivery procedures. Therefore, we may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only methods for accepting the U.S. Offer are the procedures set forth in the Offer to Purchase (see “The U.S. Offer – Procedures for Tendering into the U.S. Offer” of the Offer to Purchase).
10. If a holder of Common Shares or ADSs that is a U.S. person for U.S. federal income tax purposes does not provide a properly completed Internal Revenue Service (“IRS”) Form W-9 that is signed under penalties of perjury, and which includes the holder’s correct taxpayer identification number (which generally is the holder’s social security or federal employer identification number), or does not otherwise establish an exemption, such holder may be subject to required backup U.S. federal income tax withholding of the gross proceeds payable to such holder in exchange for its Common Shares or ADSs. A copy of IRS Form W-9 is included with the ADS Letter of Transmittal. A tendering holder of ADSs that is not a U.S. person may establish such holder’s exemption from backup withholding by submitting to the applicable withholding agent a properly completed IRS Form W-8, signed under penalties of perjury, which Georgeson LLC (the “Information Agent”) will provide upon request and which may be obtained from the IRS on its Internet website: www.irs.gov (see “The U.S. Offer – Tax Considerations – Information Reporting and Backup Withholding” of the Offer to Purchase).
11. U.S. holders of Common Shares that wish to participate in the U.S. Offer may, pursuant to the instructions contained in the Offer to Purchase, deposit their Common Shares for issuance of ADSs (each of which will represent five

Common Shares) that will be tendered into the U.S. Offer. U.S. holders of Common Shares who hold such shares through a broker, dealer, commercial bank, trust company, custodian or other nominee should contact their broker, dealer, commercial bank, trust company, custodian or other nominee in order to tender their Common Shares in the U.S. Offer. (see “The U.S.  Offer – Procedures for Tendering into the U.S. Offer – Tender of Common Shares” of the Offer to Purchase). Local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 4:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. U.S. holders of Common Shares should consult their local custodian or securities intermediary to determine the cut-off time and date applicable to them, and whether they will be charged any transaction or service fee.
To the extent that Purchaser accepts for payment such Common Shares tendered in the U.S. Offer Purchaser will purchase the ADSs representing those Common Shares. U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs accepted for payment pursuant to the U.S. Offer.
A tender of the ADSs held by us (or our nominee(s)) for your account may only be made by us, as the holder of record of the ADSs, pursuant to your instructions.
If you wish to have us tender any or all of your ADSs held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date of the U.S. Offer. An envelope in which to return your instructions to us is enclosed for your convenience.
THE MATERIALS RELATING TO THE U.S. OFFER ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE ADSs HELD BY US (OR OUR NOMINEE(S)) FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.
THE ENCLOSED ADS LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER ADSs HELD BY US FOR YOUR ACCOUNT. IF YOU WISH TO TENDER SUCH ADSs INTO THE U.S. OFFER, YOU MUST COMPLETE, SIGN AND RETURN TO US THE INSTRUCTION FORM ATTACHED TO THIS LETTER.
The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares and ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.
Payment for Common Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Tender Agent in accordance with the procedures set forth in the section “The U.S. Offer – Procedures for Tendering into the U.S. Offer” of the Offer to Purchase.
You may request additional information or copies of the Offer to Purchase, the ADS Letter of Transmittal and any other documents from the Information Agent, at its address and telephone numbers set forth below.
The Information Agent for the U.S. Offer is:

51 West 52nd Street, 6th Floor
New York, New York 10019
Shareholders, Banks and Brokers
Call Toll Free: (888) 463-2841
Outside U.S. and Canada: +1 (719) 490-8721
Via Email: pacasmayo@georgeson.com

INSTRUCTION FORM WITH RESPECT TO

OFFER TO PURCHASE FOR CASH

COMMON SHARES INCLUDING COMMON SHARES REPRESENTED BY AMERICAN DEPOSITARY
SHARES

OF

CEMENTOS PACASMAYO S.A.A.

PURSUANT TO THE U.S. OFFER TO PURCHASE DATED OCTOBER 22, 2026

BY
INVERSIONES ASPI S.A.
The undersigned hereby instruct(s) you to tender the number of ADSs indicated below (and if no number is indicated, all ADSs) held by you for the account of the undersigned in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and in the ADS Letter of Transmittal.
The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein related to the U.S. Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs, including questions as to the proper completion or execution of any ADS Letter of Transmittal or other required documents and the proper form for transfer of any ADSs, will be determined by Purchaser, in its sole discretion, and that Purchaser reserves the absolute right to waive any defect or irregularity in any tender of ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of ADSs.

Number of ADSs to be Tendered:	SIGN HERE
ADSs.*

Signature(s)
Account Number:

Name(s)
Dated:

Address(es)
*
Unless otherwise indicated, it will be assumed that all ADSs held for the undersigned’s account are to be tendered.
Area Code and Telephone Number

U.S. Taxpayer Identification or Social Security Number

Foreign Taxpayer Identification Number